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                                                                    EXHIBIT 23.1


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) of Health Care REIT, Inc. for the registration of $677,344,400 of an indeterminate amount of its Debt Securities, Preferred Stock, Common Stock, and Warrants to purchase debt securities, preferred stock, or common stock, and to the incorporation by reference therein of our report dated January 12, 2001 with respect to the consolidated financial statements and schedules of Health Care REIT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


Toledo, Ohio                                               /s/ ERNST & YOUNG LLP
November 14, 2001